Exhibit 99.1
For further information, contact:

Danial J. Tierney, Executive Vice President
Office:	(503) 943-2679
Fax:	(503) 251-5473 / E-mail: dantierney@trm.com
TRM Corporation Will Delay 2005 10K Filing
PORTLAND, Oregon, March 16, 2006 — TRM Corporation (NASDAQ: TRMM) today announced that it will delay filing its Form 10-K for fiscal 2005. The Company will file a notification of late filing under rule 12b-25 to extend its filing deadline.
The Company requires the additional time in order for (i) the Company to complete the preparation of its consolidated financial statements which will be included in the 2005 Form 10-K and (ii) the Company’s management to complete its assessment of the Company’s internal control over financial reporting as of December 31, 2005 in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Additionally, on March 13, 2006, TRM Corporation appointed Jeffrey F. Brotman as interim President and Chief Executive Officer. The filing extension allows Mr. Brotman the appropriate time to review the annual audit. The Company now intends to provide fourth quarter and full year 2005 financial results on or before March 31, 2006.
The Company expects, based upon preliminary and unaudited information, that it will not be in compliance with the leverage and fixed charge ratio covenants in its credit agreement with certain lenders and Bank of America, N.A., as administrative agent, primarily because of fourth quarter charges, including those related to costs incurred in the Travelex ATM Network acquisition and also including additional charges related to the ATM business the Company acquired from eFunds Corporation. The lenders have agreed to grant relief from compliance with these covenants for a period of 90 days, during which time TRM expects to refinance the credit facility.
The Company’s results of operations for the year ended December 31, 2005 will change significantly from the year ended December 31, 2004. The Company, based on preliminary and unaudited information, expects to report revenues of approximately $234 million compared to approximately $126 million in 2004. The Company has not completed its analysis of either operating loss or net loss for 2005; however, based on its review to date, the Company expects to report an operating loss and a net loss for 2005.
About TRM
TRM Corporation is a consumer services company that provides convenience ATM and photocopying services in high-traffic consumer environments. TRM’s ATM and copier customer base has grown to over 35,000 retailers throughout the United States and over 46,200 locations worldwide, including 6,400 locations across the United Kingdom and over 4,900 locations in Canada. TRM operates one of the largest multi-national

ATM networks in the world, with over 22,000 locations deployed throughout the United States, Canada, Great Britain, including Northern Ireland and Germany.
FORWARD LOOKING STATEMENTS
Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; maintaining satisfactory relationships with our banking partners; technological change; our ability to control costs and expenses; competition and our ability to successfully implement our planned growth. Additional information on these factors, which could affect our financial results, is included in our SEC filings. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.

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